Exhibit 99.1

For Immediate Release

Contacts:	Thomas F. Hoffman at (412) 831-4060
or
Charles E. Mazur, Jr. at (412) 831-4340

CONSOL Energy Reports Earnings for Second Quarter 2008

PITTSBURGH (July 31, 2008) – CONSOL Energy Inc. (NYSE:CNX), a high-Btu bituminous coal and natural gas company, reported earnings of $101.0 million, or $0.54 per diluted share, for its second quarter ended June 30, 2008, compared with $153.1 million, or $0.83 per diluted share for the same period a year earlier, which included asset sales that resulted in the recognition of $59 million in net income in the 2007 period. Net cash from operating activities was $323.9 million for the quarter just ended, compared with $271.1 million for the June 2007 quarter.

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended June 30, 2008	Quarter Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Total Revenue and Other Income	$1,210.9	$1,060.0	$2,236.6	$1,975.2
Net Income	$101.0	$153.1	$176.1	$266.4
Earnings Per Share – diluted	$0.54	$0.83	$0.95	$1.44
Net Cash from Operating Activities	$323.9	$271.1	$470.0	$454.5
EBITDA	$266.5	$310.7	$479.2	$545.3
EBIT	$170.7	$235.0	$290.7	$392.8
Capital Expenditures	$259.9	$194.4	$436.3	$344.6
Cash Provided by (Used in) Other Investing Activities*	($0.9)	$56.9	$16.5	$58.8

In millions of dollars except per share. Amounts for capital expenditures do not include amounts for equity affiliates.

*	Represents net cash used in investment in Equity Affiliates and Proceeds from Sales of Assets.

For the June 2008 quarter, total revenue and other income was up more than 14 percent period-to-period. Coal sales revenue was up approximately 19 percent while revenue from gas sales was up more than 58 percent, due primarily to higher average prices for both products and higher gas sales volumes.

Total revenue and other income for the second quarter 2008 was adversely impacted by an $11 million loss on mark-to-market adjustments for three free standing coal sales options that will reverse as coal is purchased under these options or as the options expire.

Net income for the second quarter 2008 was down 34 percent compared with the same period a year earlier due to an asset sale and an asset exchange in the second quarter of 2007 that totaled $100 million in pretax income and approximately $59 million in net income which was recognized in last year’s second quarter.

“Higher energy prices were the key factor in the second quarter’s results,” said J. Brett Harvey, president and chief executive officer. “Gas prices period-to-period rose 24 percent, while coal prices period-to-period rose 15 percent, allowing us to generate solid cash flows and higher revenues. Despite mixed economic news in recent months, global energy demand still favors this higher pricing environment for the foreseeable future.”

He said net income (excluding the prior gain from asset sales) improved both period-to-period and sequentially. “The period-to-period improvement is a reflection of the higher pricing environment,” Harvey noted, “while the trailing quarter net income improvement primarily reflected getting Buchanan Mine back on-line.”

Harvey also said that results for the quarter further underscored the value created by the company’s strategic decision to retain its ownership in CNX Gas. “CNX Gas was able to capitalize on the current pricing environment by increasing production more than 27 percent, while limiting increases in unit cost of goods sold and other changes to 9.4 percent,” Harvey explained.

“On the other hand, productivity at our coal operations declined for a variety of reasons,” Harvey continued, “while at the same time we faced rising cost pressure. As a result, our unit costs increased substantially.

“The key factor to controlling our unit costs of production is that we must mine the tons we forecast,” he continued. “I expect the adjustments that we have made to our operating plans will get us back on track in the second half of the year.” Harvey said the company reiterated its previous production guidance for the second half of 2008.

Period-To-Period Analysis of Financial Results for the Quarter

Total Revenue and Other Income increased 14 percent, due to higher realized pricing and higher sales volumes for gas and higher realized pricing for coal in the second quarter of 2008.

Net Cash from Operating Activities was $323.9 million for the quarter just ended, compared with $271.1 million for the June 2007 quarter, an increase of approximately 19.5 percent.

Total Costs increased 26.4 percent, primarily due to higher Cost of Goods Sold and Other Operating Charges, and to a lesser extent, higher Depreciation, Depletion and Amortization, and higher Taxes Other Than Income.

Total Cost of Goods Sold (including Purchased Gas Costs and Gas Royalty Interest Costs) increased approximately 26.3 percent. Produced coal Cost of Goods Sold and Other Charges increased in the period-to-period comparison primarily due to the impact on the current quarter of the July 2007 acquisition of AMVEST, higher supply costs, higher labor costs, and higher health and retirement costs.

Gas Costs of Goods Sold and Other Charges increased due primarily to a 27.4 percent increase in the volume of produced gas sold and a 9.4 percent increase in unit Costs of Goods Sold and Other Charges.

Depreciation, Depletion and Amortization increased 26.5 percent, primarily reflecting the additional assets acquired in the July 2007 acquisition of AMVEST as well as various coal assets and other projects placed in service after the 2007 period, and to a lesser extent, increases in gas production-related Depreciation, Depletion and Amortization due to increased production combined with an increase in units of production rates.

Interest Expense increased 38.1 percent, mainly due to interest on outstanding borrowings from the revolving credit facility. There were no outstanding borrowings on the revolving credit facility in the 2007 period.

Taxes Other Than Income increased 17.3 percent, primarily due to higher severance and other taxes attributable to an increase in average sale price for produced coal, and higher gas production taxes due to higher severances taxes attributable to higher average sales prices for gas and higher volumes of gas produced.

As of June 30, 2008, CONSOL Energy (excluding CNX Gas) had $180.0 million of short-term debt and had $592.7 million in total liquidity, which is comprised of $32.1 million of cash and $560.6 million available to be borrowed under its $1 billion bank facility. As of June 30, 2008, CNX Gas Corporation had $27 million of short-term debt and had $181.2 million in total liquidity, which is comprised of $23.1 million of cash and $158.1 million available to be borrowed under its $200 million bank facility.

Coal Operations

	Quarter Ended June 30, 2008		Quarter Ended June 30, 2007		Six Months Ended June 30, 2008		Six Months Ended June 30, 2007
Total Coal Sales (millions of tons)	17.5		17.1		33.5		34.2
Sales – Company Produced (millions of tons)	17.0		17.0		32.7		34.0
Coal Production (millions of tons)	16.6	*	16.4	*	32.8		34.3
Average Realized Price Per Ton – Company Produced	$48.50		$41.64		$46.07		$40.70
Operating Costs Per Ton	$32.03		$25.46		$30.20		$23.98
Non-Operating Charges Per Ton	$5.44		$4.64		$5.30		$4.53
DD&A Per Ton	$4.14		$3.26		$4.03		$3.13
Total Cost Per Ton – Company Produced	$41.60	**	$33.36		$39.52	**	$31.64
Operating Margins Per Ton	$16.47		$16.18		$15.87		$16.72
Financial Margins Per Ton	$6.90		$8.28		$6.54	**	$9.06

Sales and production includes CONSOL Energy’s portion from equity affiliates and consolidated variable interest entities. Operating costs include items such as labor, supplies, power, preparation costs, project expenditures, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premium), royalties, as well as production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Operating Margins Per Ton are defined as Average Realized Price Per Ton less Operating Costs Per Ton. Financial Margins Per Ton are defined as Average Realized Price Per Ton less Total Costs Per Ton – Company Produced.

*	Includes 1.1 and 1.5 million tons of metallurgical grade coal for the quarters ended June 30, 2008 and 2007 respectively.
**	May not add due to rounding.

Coal segment operating margins (average realized price per ton less operating costs per ton) were $16.47 per ton, an increase of 1.8 percent period-to-period, while financial margins (average realized price less total costs) were $6.90 per ton, a decline of 16.7 percent period-to-period.

Operating margins increased $0.29 per ton, for the quarter-to-quarter comparison, primarily due to higher average realized pricing per ton of company produced coal, offset by higher operating costs per ton. Coal segment financial margins declined $1.38 per ton, due to higher operating and non-operating charges per ton and higher Depreciation, Depletion and Amortization. Operating costs were impacted, in part, by the addition of the AMVEST mines to the mix of production. AMVEST operations are in Central Appalachia, an area that has operating costs that typically are higher than costs in Northern Appalachia, where CONSOL’s largest mines are located.

Compared with the trailing quarter, operating margins increased 8.0 percent, while financial margins increased 11.7 percent, or $1.22 per ton and $0.72 per ton respectively.

Sales of company-produced coal were essentially unchanged versus last year’s second quarter. Compared with the trailing quarter, sales of company produced coal increased 1.3 million tons.

Average realized prices were up 16.5 percent for the period-to-period comparison, reflecting an increase in market prices primarily due to increased demand for the company’s steam and metallurgical coal and a robust pricing environment globally for coal. Compared with the trailing quarter, average realized prices increased 11.3 percent.

Total costs for company-produced coal increased $8.24 per ton, period-to-period. Approximately $2.00 per ton was attributable to the AMVEST acquisition and the previously unscheduled start-up of the Shoemaker Mine (which had been idled but was restarted in order to partially offset production shortfalls at other mines); and approximately $0.76 per ton was attributable to commodity price increases. The remaining unit cost increase was attributable to lower production volumes (excluding AMVEST and Shoemaker); higher labor costs; and higher supply usage. Lower production resulted from lower productivity which was impacted by adverse geological conditions, equipment moves required to avoid surface features, changes in mine plans, and requirements related to safety compliance.

Higher unit supply costs were due to several factors including the higher unit cost impact of the AMVEST mines, which were acquired on July 31, 2007. The AMVEST mines are surface mines that require significant hauling of overburden from stripping operations, require coal to be trucked from the area of extraction to a central preparation plant, and require fuel oil for blasting operations, all of which result in additional costs that are exacerbated by increasing costs of diesel fuel. Supply costs were also up in the period-to-period comparison, due to additional costs related to roof control. Additional roof control costs were related to geological conditions, compliance with health and safety regulations which required additional support to be added to existing operations, and inflation-related price increases for steel products.

Unit costs were impacted by the increased use of contract labor at several of the company’s longwall operations. The increase in contract labor also was related to compliance with health and safety regulations in existing operations, as well as additional belt line maintenance for the current quarter versus the year ago period.

Higher labor costs were due to the effects of wage increases at the union and non-union mines. Labor also increased due to the higher number of employees in the 2008 period versus the same period a year ago. Higher health and retirement costs were attributable to additional contributions required to be made into employee benefit funds in 2008 compared to 2007 as a result of the five-year labor agreement with the United Mine Workers of America (UMWA) that commenced January 1, 2007. The contribution increase over 2007 was $1.27 per UMWA hour worked.

Compared with the trailing quarter, total costs increased $4.21 per ton.

Gas Operations

CNX Gas Corporation (NYSE:CXG), 81.7 percent of which is owned by CONSOL Energy, reported total net income of $64.3 million for the quarter ended June 30, 2008, compared with $41.5 million in the same period a year earlier. CNX Gas Corporation issued its earnings release on July 30, 2008. Additional information regarding CNX Gas Corporation financial and operating results for the quarter are available in their release and can be found in the investor section of their website: http://www.cnxgas.com

Subsequent Events

In July, CONSOL Energy Inc. and Synthesis Energy Systems Inc. (“SES”), a global industrial gasification company, announced plans to develop through a joint venture their first U. S. coal gasification plant in West Virginia. CONSOL (through its subsidiary Terra Firma Company) and SES formed Northern Appalachia Fuel LLC (“NAF”), as the company through which the development will occur. The Board of Directors of both companies authorized funds for development activities, including the front-end engineering design (“FEED”) package. Each member company will contribute equally to this phase of the project. NAF is finalizing agreements with Aker Solutions US Inc., a subsidiary of Aker Solutions ASA (OSL: AKSO), to perform the FEED. The FEED will include a carbon management strategy which may focus on carbon sequestration in a deep saline aquifer.

It is expected that the plant will be a ‘mine mouth’ facility with feedstock supplied directly from CONSOL’s nearby Shoemaker complex. Coal will be converted to syngas utilizing SES’s proprietary U-Gas technology. It also is expected that syngas will be used to produce approximately 720,000 metric tons per year of methanol which can be converted into approximately 100 million gallons/year of gasoline.

Outlook

In the tables below, the company provides certain financial and production guidance measures. CONSOL Energy updates its production guidance on a quarterly basis, if needed. These measures are based on the company’s current estimates and are subject to change based on changing circumstances and on risks associated with the business that are described at the end of this news release. The company is reiterating its previous production forecasts for the years 2009, 2010 and 2011.

GUIDANCE

	2008 Estimate	2009 Estimate		2010 Estimate		2011 Estimate
COAL
Tons Produced (millions of tons)	68.0 – 72.0	70.0 – 74.0		76.6 – 80.6		76.7 – 80.7
Tons Committed (millions of tons at July. 11, 2008)	69.2	63.3	*	52.4	*	43.2	*
Tons Committed and Priced (millions of tons at July 11, 2008)	69.2	54.9		28.2		17.1
Avg. Realized Price/Ton Committed & Priced	$47.83	$55.61		$48.27		$47.66

* For 2009, includes 2.5 million tons capped at a maximum average price of $44.24 per ton; for 2010, includes 8.7 million tons capped at a maximum average price of $52.91 per ton; and for 2011, includes 6.3 million tons capped at a maximum average price of $60.40 per ton.

2008 Quarterly Production Guidance

	1Q Actual	2Q Actual	3Q Estimate	4Q Estimate
Coal (millions of tons)	16.2	16.6	16.4 – 18.4	17.8 – 19.8

Coal and Gas Markets

The global demand for coal continues to grow as industrialized and developing nations’ demand for low-cost energy increases. Over the next two decades, the U.S. Department of Energy has forecasted that total worldwide energy demand will grow more than 55 percent and that the two fastest growing segments are expected to be coal and natural gas, which are forecasted to grow approximately 74 percent and 63 percent, respectively.

CONSOL Energy believes it is well-positioned to capitalize on this growing demand for coal and natural gas. “Our coal reserves are some of the best bituminous coal in the world and we own the most of them in fee,” Harvey said. “In addition, we expect CNX Gas to continue to expand its proven reserve base as well.

“More importantly,” he continued, “while coal provides steady growth in our revenue base over the long-term, the gas business creates a component of revenue growth tuned to the short-term dynamics of the energy market.”

During the quarter, CNX Gas produced a record 18.8 billion cubic feet, up 18 percent from the first quarter of 2008. The gas company achieved the record production from its coalbed methane operations in Virginia, West Virginia and Pennsylvania. CNX Gas drilled additional wells during the period, but also did an extensive “workover” of existing frac wells, increasing daily production from those wells in the quarter just ended, compared with the first quarter of this year.

Harvey said that the robust pricing for coal is likely the result of many factors including but not limited to: the growing international demand for coal; permit delays for valley fill projects in West Virginia; the effect the new MINER Act is having on productivity at underground mines; the attempt by many eastern U.S. power plants to replenish stockpiles thought to be below historical average levels; and the substitution of steam coal into the metallurgical markets. The company estimates that during 2009, up to 25 million tons of what was traditionally used for steam coal purposes will be sold into the world metallurgical coal market.

Coal Contracting Activity

The company booked approximately 10 million tons of sales for delivery in 2009 during the quarter just ended. Approximately 65 percent of those sales were new contracts or existing contracts where price was reopened to market. The remainder of the tons primarily was in existing contracts that reopened for re-pricing but contained provisions that capped the amount of the price increase. Although the new price was higher than last year, the price was below the current market price.

“Pricing of our Pittsburgh 8 steam coal was in excess of $100 per ton with the exception of some very high sulfur product which we sold early in the period at a somewhat lower price,” Harvey said. “Central App steam coal volumes were sold at about $95 per ton and metallurgical coal sales were in the range of $235—$245 per short ton, though the volumes were much smaller than the steam coal volumes. We also booked more than a million tons of coal from Emery at prices over $50 – the highest price for Utah coal in a long time.”

CONSOL has between 12.5—16.5 million tons of coal un-priced for 2009, of which nearly 5 million tons is low-volatile and high-volatile metallurgical grade coal, and has between 40.0—44.0 million tons of coal that is un-priced for 2010, with approximately 6 million tons of metallurgical grade coal.

Capital Projects Update

CONSOL Energy made progress with several low-cost, brownfield coal projects that were identified earlier this year. These projects include six longwall face extensions at four of the company’s mines in Northern Appalachia. Each longwall face extension is expected to take 12 to 18 months to complete and all are expected to be completed between 2009 and 2013. A face extension can increase production between 300,000 and 500,000 tons per year.

The company also continued the permitting process to add a third longwall mining system at the Bailey Mine in Pennsylvania. Full completion of this project is expected during 2011 with first full-year production in 2012. The additional longwall mining system is expected to increase production by 5.0 million to 6.5 million tons per year.

In addition, the upgrade of the underground haulage system at the Shoemaker Mine in West Virginia is on-schedule with the previously announced early 2010 start date. This upgrade is expected to increase production at Shoemaker to approximately 6.0 million tons per year. In order to offset production shortfalls at other mines, the company has elected to run Shoemaker on a limited basis utilizing the older haulage system while construction continues on the new belt haulage. The company expects to produce approximately 800,000 tons of coal from Shoemaker during the second half of the year.

In a recent development related to the Shoemaker Mine, CONSOL announced plans earlier this week to develop, through a joint venture with Synthesis Energy Systems Inc., the joint venture’s first U.S. coal gasification plant to be located West Virginia. The plant is expected to be a ‘mine mouth’ facility with feedstock being supplied from the Shoemaker complex. “We believe we have another business prospect that is similar to the CNX Gas opportunity that we capitalized on several years ago,” said Harvey. “More specifically, we are able to capture the coal tailings from our prep plant, where there is an ongoing disposal cost, and convert that waste, along with some raw coal, into a profitable business endeavor. The end products could be approximately 720,000 metric tons of methanol or approximately 100 million gallons of gasoline per year.”

The company also continued with plans to expand capacity at the Buchanan Mine in Virginia to 6 million tons per year by early 2011. The capacity expansion involves upgrades to the existing preparation plant, the construction of a new 7,200 ton raw coal storage silo, upgrades to the water delivery and treatment system for the preparation plant, the installation of a new vertical coal transport belt to augment the existing skip hoist, and modifications to the existing underground haulage system. The preparation plant project, including the water delivery system and the silo construction, is already underway.

“We believe that our coal and natural gas assets plus the widening spectrum of development opportunities place us in a unique position in the energy markets,” concluded Harvey. “We have high expectations for the coal, natural gas, both unconventional and conventional, as well as coal-to-liquid projects we have identified and believe these projects will make us a much stronger energy company over the next five years through the diversification of our revenue streams.”

# # #

CONSOL Energy Inc., a high-Btu bituminous coal and coal bed methane company, is a member of the Standard & Poor’s 500 Equity Index and has annual revenues of $3.8 billion. It has 17 bituminous coal mining complexes in six states and reports proven and probable coal reserves of 4.5 billion tons. CONSOL Energy was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002, 2003 and 2004. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CONSOL Energy Inc.

EBIT & EBITDA

(000) Omitted

	Quarter Ended 6/30/08	Quarter Ended 6/30/07	Six Months Ended 6/30/08	Six Months Ended 6/30/07
Net Income	$101,012	$153,117	$176,094	$266,379

Add: Interest Expense	8,526	6,174	18,702	13,437
Less: Interest Income	(618)	(3,772)	(1,457)	(9,447)
Add: Income Taxes	61,798	79,524	97,351	122,458

Earnings Before Interest & Taxes (EBIT)	170,718	235,043	290,690	392,827

Add: Depreciation, Depletion & Amortization	95,775	75,689	188,503	152,478

Earnings Before Interest, Taxes and DD&A (EBITDA)	$266,493	$310,732	$479,193	$545,305

For purposes of this press release, references to “CONSOL Energy,” the “company,” “we,” “our,” or “us” or similar words (other than the legal names of companies) shall include CONSOL Energy Inc. and its respective subsidiaries.

Forward-Looking Statements

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to: reliance on customers extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge and other systems that deliver our coal, or pipeline systems which deliver our gas; a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our inability to hire qualified people to meet replacement or expansion needs; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could cause our results to deteriorate; increases in the price of commodities used in our mining operations and could impact our cost of production; obtaining governmental permits and approvals for our operations; the effects of government regulation; the effects of stringent federal and state safety regulations; the effects of mine closing, reclamation and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; we do not insure against all potential operating risks; the outcomes of various legal proceedings, which proceedings are more fully described in our reports filed under the Securities Exchange Act of 1934; increased exposure to employee related long-term liabilities; our participation in multi-employer pension plans may expose us to obligations beyond the obligation to our employees; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; acquisitions that we recently have made or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made; the anti-takeover effects of our rights plan could prevent a change of control; risks in exploring for and producing gas; new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; the availability of field services, equipment and personnel for drilling and producing gas; replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline; costs associated with perfecting title for gas rights in some of our properties; we need to use unproven technologies to extract coalbed methane on some of our properties; location of a vast majority of our gas producing properties in three counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area; other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties; the coalbeds from which we produce methane gas frequently contain water that may hamper production; and other factors discussed in our 2007 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

# # #

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS of INCOME

(Dollars in thousands - except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Sales - Outside	$1,111,410	$879,300	$1,997,735	$1,712,427
Sales - Gas Royalty Interests	22,515	14,484	39,019	26,666
Sales - Purchased Gas	1,647	1,317	5,186	2,476
Freight - Outside	63,927	43,667	108,671	87,300
Other Income	11,397	121,230	86,016	146,314

Total Revenue and Other Income	1,210,896	1,059,998	2,236,627	1,975,183
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	740,735	591,157	1,377,463	1,110,406
Gas Royalty Interests’ Costs	21,880	12,500	37,954	23,138
Purchased Gas Costs	1,522	1,473	4,943	2,492
Freight Expense	63,927	43,667	108,671	87,300
Selling, General and Administrative Expense	30,644	26,539	61,114	52,548
Depreciation, Depletion and Amortization	95,775	75,689	188,503	152,478
Interest Expense	8,526	6,174	18,702	13,437
Taxes Other Than Income	73,299	62,474	144,905	130,752

Total Costs	1,036,308	819,673	1,942,255	1,572,551

Earnings Before Income Taxes and Minority Interest	174,588	240,325	294,372	402,632
Income Taxes	61,798	79,524	97,351	122,458

Earnings Before Minority Interest	112,790	160,801	197,021	280,174
Minority Interest	(11,778)	(7,684)	(20,927)	(13,795)

Net Income	$101,012	$153,117	$176,094	$266,379

Basic Earnings Per Share	$0.55	$0.84	$0.96	$1.46

Dilutive Earnings Per Share	$0.54	$0.83	$0.95	$1.44

Weighted Average Number of Common Shares Outstanding:
Basic	182,977,726	182,195,390	182,775,355	182,282,857

Dilutive	185,637,248	185,000,122	185,330,300	184,788,415

Dividends Paid Per Share	$0.10	$0.07	$0.20	$0.14

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating Activities:
Net Income	$101,012	$153,117	$176,094	$266,379
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	95,775	75,689	188,503	152,478
Stock-based Compensation	6,767	5,178	12,425	16,717
Gain on the Sale of Assets	(764)	(103,026)	(8,050)	(106,541)
Change in Minority Interest	11,778	7,684	20,927	13,795
Amortization of Mineral Leases	1,153	2,011	3,240	3,465
Deferred Income Taxes	54,568	39,388	68,996	57,034
Equity in Earnings of Affiliates	(2,290)	(1,854)	(3,645)	(2,733)
Changes in Operating Assets:
Accounts Receivable Securitization	18,500	—	29,900	—
Accounts and Notes Receivable	(29,208)	49,728	(110,856)	14,059
Inventories	9,700	9,181	(11,467)	(14,998)
Prepaid Expenses	16,198	4,358	19,289	11,542
Changes in Other Assets	481	3,076	13,822	16,518
Changes in Operating Liabilities:
Accounts Payable	34,874	(22,052)	21,058	(39,195)
Other Operating Liabilities	7,789	18,672	11,276	36,107
Changes in Other Liabilities	(1,098)	30,008	37,739	29,078
Other	(1,351)	(55)	726	765

Net Cash Provided by Operating Activities	323,884	271,103	469,977	454,470

Investing Activities:
Capital Expenditures	(258,091)	(189,595)	(429,848)	(335,748)
Additions to Mineral Leases	(1,844)	(4,785)	(6,429)	(8,851)
Net Investment in Equity Affiliates	(2,355)	(438)	(819)	(2,240)
Proceeds from Sales of Assets	1,477	57,320	17,280	61,055

Net Cash Used in Investing Activities	(260,813)	(137,498)	(419,816)	(285,784)

Financing Activities:
Proceeds from Miscellaneous Borrowings	1,306	4,769	6,307	284
Payments on Revolver	(73,000)	—	(40,500)	—
Payments on Long Term Notes	—	(45,000)	—	(45,000)
Tax Benefit from Stock-Based Compensation	10,473	3,732	19,994	4,643
Dividends Paid	(18,294)	(12,751)	(36,549)	(25,526)
Issuance of Treasury Stock	8,886	4,088	14,156	5,153
Purchases of Treasury Stock	(28)	—	(31)	(25,618)

Net Cash Used in Financing Activities	(70,657)	(45,162)	(36,623)	(86,064)

Net (Decrease)/Increase in Cash and Cash Equivalents	(7,586)	88,443	13,538	82,622
Cash and Cash Equivalents at Beginning of Period	$62,775	218,062	41,651	223,883

Cash and Cash Equivalents at End of Period	55,189	$306,505	$55,189	$306,505

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited)
	June 30, 2008	December 31, 2007
ASSETS

Current Assets:
Cash and Cash Equivalents	$55,189	$41,651
Accounts and Notes Receivable:
Trade	282,409	180,545
Other Receivables	52,736	69,771
Inventories	174,660	163,193
Deferred Income Taxes	204,713	130,820
Recoverable Income Taxes	37,186	19,090
Prepaid Expenses	46,865	78,085

Total Current Assets	853,758	683,155
Property, Plant and Equipment:
Property, Plant and Equipment	9,352,002	8,945,312
Less - Accumulated Depreciation, Depletion and Amortization	4,101,556	3,980,270

Total Property, Plant and Equipment - Net	5,250,446	4,965,042
Other Assets:
Deferred Income Taxes	343,823	374,811
Investment in Affiliates	68,199	94,866
Other	75,009	90,216

Total Other Assets	487,031	559,893

TOTAL ASSETS	$6,591,235	$6,208,090

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited)
	June 30, 2008	December 31, 2007
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$267,966	$238,312
Short-Term Notes Payable	207,000	247,500
Current Portion of Long-Term Debt	20,716	18,283
Other Accrued Liabilities	733,880	512,302

Total Current Liabilities	1,229,562	1,016,397

Long-Term Debt:
Long-Term Debt	411,887	398,077
Capital Lease Obligations	85,640	90,848

Total Long-Term Debt	497,527	488,925

Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,388,980	2,336,809
Pneumoconiosis Benefits	180,535	171,896
Mine Closing	402,270	399,633
Workers’ Compensation	131,356	118,356
Deferred Revenue	—	3,162
Salary Retirement	61,330	67,392
Reclamation	33,821	34,317
Other	269,972	193,666

Total Deferred Credits and Other Liabilities	3,468,264	3,325,231

Minority Interest	158,181	163,118

Total Liabilities and Minority Interest	5,353,534	4,993,671

Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 185,126,526 Issued and 183,150,253 Outstanding at June 30, 2008; 185,126,526 Issued and 182,291,623 Outstanding at December 31, 2007	1,851	1,851
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	997,308	966,544
Retained Earnings	852,123	766,536
Other Comprehensive Loss	(542,789)	(419,284)
Common Stock in Treasury, at Cost - 1,976,273 Shares at June 30, 2008 and 2,834,903 Shares at December 31, 2007	(70,792)	(101,228)

Total Stockholders’ Equity	1,237,701	1,214,419

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,591,235	$6,208,090

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands - except per share data)

	Common Stock	Captial in Excess of Par Value	Retained Earnings (Deficit)	Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
Balance - December 31, 2007	$1,851	$966,544	$766,536	$(419,284)	$(101,228)	$1,214,419

(Unaudited)
Net Income	—	—	176,094	—	—	176,094
Treasury Rate Lock (Net of ($31) tax)	—	—	—	(35)	—	(35)
Amortization of Prior Service Costs and Actuarial Gains (Loss) (Net of ($106) tax)	—	—	—	(173)	—	(173)
Minority Interest in Other Comprehensive Income and Stock-based Compensation of Gas	—	—	—	27,667	—	27,667
Gas Cash Flow Hedge (Net of ($96,705) tax)	—	—	—	(150,877)	—	(150,877)

Comprehensive Income (Loss)			176,094	(123,418)		52,676
Cumulative Effect of FAS 158 Measurement (Net of $22,973 tax)	—	—	(37,647)	(87)	—	(37,734)
Issuance of Treasury Stock	—	—	(16,311)	—	30,467	14,156
Purchases of Treasury Stock	—	—	—	—	(31)	(31)
Tax Benefit from Stock-Based Compensation	—	19,994	—	—	—	19,994
Amortization of Stock-Based Compensation Awards	—	10,770	—	—	—	10,770
Dividends ($0.20 per share)	—	—	(36,549)	—	—	(36,549)

Balance - June 30, 2008	$1,851	$997,308	$852,123	$(542,789)	$(70,792)	$1,237,701

INCOME STATEMENT BY SEGMENT

In Millions

	2nd Quarter June 30, 2008
	COAL
				Total	Total
	Produced	Other	Total	Gas	Other	TOTAL
Sales	$815	$32	$847	$181	$85	$1,113
Gas Royalty Interest	—	—	—	23	—	23
Freight Revenue	64	—	64	—	—	64
Other Income	—	1	1	(3)	13	11

Total Revenue and Other Income	879	33	912	201	98	1,211

Cost of Goods Sold	550	58	608	46	88	742
Gas Royalty Interests’ Costs	—	—	—	22	—	22
Freight Expense	64	—	64	—	—	64
Selling, General & Admin.	17	1	18	6	6	30
DD&A	71	3	74	17	5	96
Interest Expense	—	—	—	—	9	9
Taxes Other Than Income	41	22	63	7	3	73

Total Cost	743	84	827	98	111	1,036

Earnings Before Income Taxes	$136	$(51)	$85	$103	$(13)	175

Income Tax						(62)

Earnings Before Minority Interest						113

Minority Interest						(12)

Net Income						$101

INCOME STATEMENT BY SEGMENT

In Millions

	Quarter Ended June 30, 2007
	COAL
				Total	Total
	Produced	Other	Total	Gas	Other	TOTAL
Sales	$705	$9	$714	$114	$52	$880
Gas Royalty Interests	—	—	—	14	—	14
Freight Revenue	44	—	44	—	—	44
Other Income	—	100	100	7	15	122

Total Revenue and Other Income	749	109	858	135	67	1,060
Cost of Goods Sold	440	46	486	34	71	591
Gas Royalty Interests’ Costs	—	—	—	13	—	13
Freight Expense	44	—	44	—	—	44
Selling, General & Admin.	16	—	16	5	6	27
DD&A	58	2	60	12	4	76
Interest Expense	—	—	—	—	6	6
Taxes Other Than Income	38	17	55	5	2	62

Total Cost	596	65	661	69	89	819

Earnings Before Income Taxes	$153	$44	$197	$66	$(22)	241
Income Tax Expense						(80)

Earnings Before Minority Interest						161

Minority Interest						(8)

Net Income						$153

CONSOL Energy Inc.

Financial and Operating Statistics

	Quarter Ended June 30,
	2008	2007
AS REPORTED FINANCIALS:

Revenue ($ MM)	$1,210.896	$1,059.998
EBIT ($MM) *	$170.718	$235.043
EBITDA ($ MM) *	$266.493	$310.732
Net Income / (Loss) ($ MM)	$101.012	$153.117
EPS(diluted)	$0.54	$0.83
Average shares outstanding - Dilutive	185,637,248	185,000,122

CAPEX ($ MM) (including acquisitions)	$259.935	$194.380

COAL OPERATIONAL:
# Complexes Producing (end of period)	17	15
Sales (MM tons)-Produced only	17.034	16.972
Average sales price ** ($/ton)	$48.50	$41.64
Production income ($/ton)	$6.90	$8.28
Production (MM tons)-Produced only	16.622	16.432
Produced Tons Ending inventory (MM tons)***	1.315	1.647

*	Year to date total may not add due to rounding
**	note: average sales price of tons produced
***	note: includes equity companies

CONSOL ENERGY INC.

PRODUCTION

	2nd Quarter 2008 ACTUAL	2nd Quarter 2007 ACTUAL
Northern Appalachia	12,796	13,360

Central Appalachia	3,570	2,828

Other Areas	256	245

TOTAL PRODUCTION	16,622	16,432

*	May not add due to rounding.